FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement Nos. 333-268718 and 333-268718-01
Dated February 12, 2025
PLUS due June 3, 2026
Payments on the PLUS Based on the Value of the Russell 2000® Index
Performance Leveraged Upside SecuritiesSM
Fully and Unconditionally Guaranteed by Bank of America Corporation
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
The PLUS do not guarantee the repayment of principal and do not provide for the regular payment of interest. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage feature, which applies for a limited range of upside performance of the underlying index. The PLUS are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The PLUS are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.
SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Underlying index:	The Russell 2000® Index (Bloomberg symbol: “RTY”), a price return index
Stated principal amount:	$1,000.00 per PLUS
Issue price:	$1,000.00 per PLUS
Pricing date:	February 28, 2025
Original issue date:	March 5, 2025 (3 business days after the pricing date)
Maturity date:	June 3, 2026
Payment at maturity:
You will receive at maturity a cash payment per PLUS as follows:
●
If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
 However, in no event will the payment at maturity exceed the maximum payment at maturity.
●
If the final index value is less than or equal to the initial index value:
$1,000 × index performance factor
Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
Leveraged upside payment:	$1,000.00 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	Final index value divided by the initial index value
Leverage factor:	300.00%
Maximum payment at maturity:	At least $1,197.60 per PLUS (at least 119.76% of the stated principal amount). The actual maximum payment at maturity will be set on the pricing date.
Valuation date:	May 29, 2026, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Dates” in the accompanying product supplement.
CUSIP / ISIN:	09711GCR4 / US09711GCR48
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the pricing date:	Expected to be between $920.00 and $970.00 per $1,000 in principal amount of securities. See “Structuring the securities” in the preliminary pricing supplement.
Preliminary pricing supplement	https://www.sec.gov/Archives/edgar/data/70858/000191870425002437/form424b2.htm
The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.
Hypothetical Payoff Diagram
The graph above and the table below reflect a hypothetical maximum payment at maturity of $1,197.60. The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Payment at Maturity (if the securities have not been previously redeemed)
Change in the Performance of the Underlying Index	Payment at Maturity (excluding any contingent quarterly coupon payable at maturity)
+50.000%	$1,197.60
+40.000%	$1,197.60
+30.000%	$1,197.60
+20.000%	$1,197.60
+10.000%	$1,197.60
+6.587%	$1,197.60
+3.000%	$1,090.00
0.000%	$1,000.00
-10.000%	$900.00
-20.000%	$800.00
-30.000%	$700.00
-40.000%	$600.00
-50.000%	$500.00
-60.000%	$400.00
-70.000%	$300.00
-80.000%	$200.00
-90.000%	$100.00
-100.000%	$0.00

You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, prospectus supplement and prospectus for the securities under “Additional Information about the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
This free writing prospectus is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofA Securities, Inc. (“BofAS”) by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering.
Underlying Index
For information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Structure-related Risks
■	Your investment may result in a significant loss; there is no guaranteed return of principal.
■	The return on the PLUS will be limited to the maximum payment at maturity.
■	The PLUS do not bear interest.
■	Your return on the PLUS may be less than the yield on a conventional debt security of comparable maturity.
■	The payment at maturity will not reflect changes in the level of the underlying index other than on the valuation date.
■
Any payments on the PLUS are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of the PLUS.

■	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues.
Valuation- and Market-related Risks
■	The price to public you pay for the PLUS will exceed their initial estimated value.
■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your PLUS in any secondary market (if any exists) at any time.

■	We cannot assure you that a trading market for your PLUS will ever develop or be maintained.
Conflict-related Risks
■
Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the PLUS and their market value.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
Underlying Index-related Risks
■	The securities are subject to risks associated with small-size capitalization companies.
■	The publisher of the underlying index may adjust the underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests.
■	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.
Tax-related Risks
■	The U.S. federal income tax consequences of an investment in the PLUS are uncertain, and may be adverse to a holder of the PLUS.
Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the PLUS—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.